Exhibit 99.1

FOR RELEASE: November 1, 2012

Contact: Brian Dingerdissen

Director, Investor Relations

610.645.1191

bjdingerdissen@aquaamerica.com

Donna Alston

Director, Communications

610.645.1095

dpalston@aquaamerica.com

AQUA AMERICA REPORTS GROWTH IN EARNINGS FOR THIRD QUARTER

Net income increases 23 percent on strong revenue growth

BRYN MAWR, PA, November 1, 2012 – Aqua America, Inc. (NYSE: WTR) today reported results for the quarter ending September 30, 2012. Diluted earnings per share for the quarter were $0.36, compared to $0.30 for the corresponding quarter in 2011, on 1 percent more shares outstanding. Revenue for the quarter was $214.6 million compared to $191.1 million in the same period of 2011, an increase of 12.3 percent. Net income for the quarter rose to $50.7 million from $41.1 million in the same quarter of 2011, an increase of 23.2 percent.

For the first three quarters of 2012, net income increased 19.2 percent to $130 million from $109.1 million and corresponding diluted earnings per share increased 17.7 percent to $0.93 from $0.79 for the same period in 2011. Operating revenues for the first nine months of 2012 totaled $570.3 million, an increase of 9.6 percent from revenue of $520.5 million for the nine months ending September 30, 2011.

Aqua America Chairman and CEO Nicholas DeBenedictis said, “The company posted solid third quarter financial results despite lower sendout due to weather in some of our state operations including our largest, Aqua Pennsylvania. These results reflect management’s focus on investing the capital needed for infrastructure improvements and receiving timely rate relief, while simultaneously working to control operating costs. I am also pleased to report the successful integration and accretive results of the 57,000 new customers recently acquired from Ohio American.”

The Board of Directors has declared a 6.1 percent increase of $0.01 per share quarterly from $0.165 to $0.175 per share, effective December 1, 2012 payable to shareholders of record on November 16, 2012. On an annualized basis, this increases the dividend to $0.70 per share or $0.04 above the current annualized dividend rate of $0.66 per share. This is the 22nd dividend increase in 21 years. Aqua has paid a consecutive quarterly dividend for more than 65 years.

DeBenedictis added, “Through the first nine months of 2012, management continued to excel in controlling operating costs. Operations and maintenance expenses for the quarter were nearly flat compared to the same quarter last year, adjusted for the additional expenses specifically related to our new Ohio operations.”

Income from continuing operations (GAAP financial measure) for the quarter were $50.3 million compared to $44.9 million for the same period in 2011, an increase of 12.1 percent. Income from continuing operations in the third quarter of 2011 was positively impacted by $3.4 million of net state income tax benefits that did not occur in 2012. The corresponding earnings per diluted share from continuing operations for the quarter were $0.36, compared to $0.32 for the same quarter in 2011. Income from continuing operations before net state income tax benefit associated with 100 percent bonus depreciation (Non-GAAP financial measure) increased 21.2 percent in the third quarter of 2012 to $50.3 million from $41.5 million for the same period in 2011. The corresponding (Non-GAAP) earnings per diluted share for the quarter were $0.36, compared to $0.30 for the same quarter in 2011, an increase of 20 percent. A reconciliation of non-GAAP to GAAP financial measures is provided in the accompanying financial tables.

To date in 2012, the company has received rate awards in New Jersey, Pennsylvania, Ohio, Illinois, Texas, and Florida, and infrastructure surcharges in various states estimated to increase annualized revenues by approximately $44.3 million. The company still has $9.2 million of rate cases pending before two state regulatory bodies in Texas and Virginia. Additionally, Aqua’s state subsidiaries are expected to seek rate relief by filing rate requests or surcharges of approximately $7 million later in 2012. The primary driver of these filings is the recovery of capital (infrastructure) investments and increased expenses since the companies’ previous rate filings in those states. The timing and extent to which rate increases might be granted by the applicable regulatory agencies will vary by state.

Aqua America continues to expand its operations through its growth-through-acquisition program and has completed 12 acquisitions to date in 2012. The most recently announced acquisition is that of the Kidder Township wastewater system, formerly a municipally owned system operated by Aqua Pennsylvania, serving approximately 3,000 people in Carbon County, Pennsylvania.

DeBenedictis said, “After operating and managing the Kidder Township wastewater system for more than five years, we were certainly pleased to have won the bid to acquire the assets. This system is relatively new with much of it constructed in 2002. The five years we spent managing its operations and getting to know the community has led to a seamless transition for customers and an assurance that their wastewater system will continue to be operated and managed by professionals.”

In the first nine months of the year we added 3,724 customers through organic growth, which is consistent with of the U.S. Commerce Department’s recent report on national housing statistics showing an increase in housing starts.

On September 25, Aqua America announced that it had offered to sell all of its Florida operations to the Florida Governmental Utility Authority (FGUA) for $95 million. The sale of its Florida water and wastewater systems would conclude Aqua America’s operations in Florida. The FGUA has until November 30 to accept or decline the offer, and does not have an exclusivity agreement with Aqua America to purchase the systems.

Aqua Pennsylvania has priced $80 million in privately placed first mortgage bonds at an average rate of 3.81%. Proceeds from this transaction will be used to refinance higher coupon first mortgage bonds and pay down its revolving credit facility. Closing is scheduled for early November. As of September 30, 2012, Aqua America’s weighted average cost of fixed-rate long-term debt was 5.2 percent, and the company had $111.6 million available on its credit lines. In September, Standard & Poor’s reiterated its A+ credit rating for Aqua Pennsylvania, Inc., Aqua America’s largest subsidiary. Of the 227 electric, gas and water utilities rated by Standard & Poor’s, only one has a higher rating than Aqua Pennsylvania.

In late 2011, operating subsidiaries of Aqua America and Penn Virginia entered into a joint venture to form Aqua — PVR Water Services, LLC to construct and operate a private pipeline system to supply fresh water to certain natural gas producers drilling in the Marcellus Shale. The 18-mile steel pipeline began servicing certain drillers in North-central Pennsylvania on an as-needed basis in April this year. Phase II construction of a second 18-mile stretch began in June and is expected to be completed by the end of the year. To date, it is estimated that the pipeline has eliminated the need for more than 15,000 water truck trips over rural Pennsylvania roads.

In the first nine months of 2012, the company invested $262.8 million in regulated infrastructure improvements as part of its capital investment program, compared to $222.4 million in the same period of 2011. “The company remains on track to invest more than $300 million in 2012. Our capital expenditures are focused on pipe replacement projects to improve our distribution network and plant upgrades to enhance water quality and service reliability for our customers,” said DeBenedictis.

Aqua Pennsylvania’s, Ingram’s Mill Water Treatment Plant was recently notified that it will soon receive the “Phase III Directors Award of Recognition” from the Partnership for Safe Water, a national volunteer initiative developed by the Environmental Protection Agency (EPA) and other water organizations representing water suppliers striving to provide their communities with drinking water quality that surpasses the required federal standards. Aqua’s Ingram’s Mill Plant is among 116 surface water treatment plants in Pennsylvania to be presented the award for successfully completing the Self-Assessment and Peer Review phase of the Partnership program, a phase which consists of identifying factors that limit treatment plant performance and taking corrective actions to address any needs to assure the highest quality of water.

Aqua’s efforts to reduce its carbon emissions have led to the construction of four solar farms in the past two years. These solar farms reduce the power needs of treatment facilities, therefore shrinking the company’s carbon footprint and reducing the need for the construction of new power generation facilities. Collectively, the solar farms are expected to reduce Aqua’s grid-tied usage, resulting in a direct economic benefit to Aqua’s ratepayers of approximately $500,000 in avoided energy costs in 2012.

The company’s conference call with financial analysts will take place on Friday, November 2, 2012 at 11 a.m. Eastern Daylight Time. The call will be webcast live so that interested parties may listen over the Internet by logging on to www.aquaamerica.com and following the link for Investor Relations. The conference call will be archived in the investor relations section of the company’s website for 90 days following the call. Additionally, the call will be recorded and made available for replay at 2 p.m. on November 2, 2012 for 10 business days following the call. To access the audio replay in the U.S., dial 888.203.1112 (pass code 7456917). International callers can dial 719.457.0820 (pass code 7456917).

Aqua America is one of the largest U.S.-based, publicly-traded water utilities and serves almost 3 million residents in Pennsylvania, Ohio, North Carolina, Illinois, Texas, New Jersey, Indiana, Florida, Virginia, and Georgia. Aqua America is listed on the New York Stock Exchange under the ticker symbol WTR.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, the estimated revenues from rate awards received, the completion of major rate cases later in 2012, the company’s plans to file future rate increases and the timing of the impact of such cases, the company’s commitment to its growth-through-acquisition program, the company’s ability to reach an agreement of sale with FGUA and whether the sale occurs, the expected closing on the $80 million financing, the anticipated completion of the next phase of the Marcellus Shale water pipeline project, the continuation of the company’s capital investment program and the amount of capital investment by the company planned for 2012 and the projected benefits from the company’s solar farms. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions; housing and customer growth trends; unfavorable weather conditions; the success of certain cost containment initiatives; the extent to which rate increase requests are granted and the timing of rate awards; changes in regulations or regulatory treatment; availability and the cost of capital; disruptions in the credit markets; the success of growth initiatives; and other factors discussed in our Annual Report on Form 10-K for the period ending December 31, 2011, which is on file with the SEC. We undertake no obligation to publicly update or revise any forward-looking statement.

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Aqua America, Inc. and Subsidiaries

Selected Operating Data

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Operating revenues	$214,565	$191,083	$570,279	$520,498

Income from continuing operations	$50,284	$44,861	$118,953	$110,177
Income (loss) from discontinued operations	375	(3,738)	11,055	(1,113)

Net income attributable to common shareholders	$50,659	$41,123	$130,008	$109,064

Income from continuing operations per share:
Basic	$0.36	$0.32	$0.85	$0.80
Diluted	$0.36	$0.32	$0.85	$0.79

Income (loss) from discontinued operations per share:
Basic	$0.00	$(0.03)	$0.08	$(0.01)
Diluted	$0.00	$(0.03)	$0.08	$(0.01)

Net income per common share:
Basic	$0.36	$0.30	$0.93	$0.79
Diluted	$0.36	$0.30	$0.93	$0.79

Basic average common shares outstanding	139,676	138,297	139,185	138,081
Diluted average common shares outstanding	140,487	138,951	139,751	138,625

Aqua America, Inc. and Subsidiaries

Consolidated Statement of Income

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Operating revenues	$214,565	$191,083	$570,279	$520,498
Cost & expenses:
Operations and maintenance	71,268	66,502	199,664	190,241
Depreciation	28,251	26,129	82,736	77,645
Amortization	1,320	979	3,773	4,041
Taxes other than income taxes	13,191	10,771	34,700	31,431

Total	114,030	104,381	320,873	303,358

Operating income	100,535	86,702	249,406	217,140
Other expense (income):
Interest expense, net	19,597	19,561	58,384	58,460
Allowance for funds used during construction	(919)	(1,794)	(3,484)	(5,689)
Gain on sale of other assets	(320)	(216)	(826)	(475)
Equity earnings in joint venture	(682)	—	(931)	—

Income from continuing operations before income taxes	82,859	69,151	196,263	164,844
Provision for income taxes	32,575	24,290	77,310	54,667

Income from continuing operations	50,284	44,861	118,953	110,177
Discontinued operations:
Income from discontinued operations before income taxes	819	6,206	18,813	10,454
Provision for income taxes	444	9,944	7,758	11,567

Income (loss) from discontinued operations	375	(3,738)	11,055	(1,113)

Net income attributable to common shareholders	$50,659	$41,123	$130,008	$109,064

Income from continuing operations per share:
Basic	$0.36	$0.32	$0.85	$0.80
Diluted	$0.36	$0.32	$0.85	$0.79
Income (loss) from discontinued operations per share:
Basic	$0.00	$(0.03)	$0.08	$(0.01)
Diluted	$0.00	$(0.03)	$0.08	$(0.01)
Net income per common share:
Basic	$0.36	$0.30	$0.93	$0.79
Diluted	$0.36	$0.30	$0.93	$0.79
Average common shares outstanding:
Basic	139,676	138,297	139,185	138,081

Diluted	140,487	138,951	139,751	138,625

Aqua America, Inc. and Subsidiaries

Income Excluding Net State Income Tax Benefit Associated with 100% Bonus Depreciation

(In thousands, except per share amounts)

(A Non-GAAP, Unaudited Number)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Income from continuing operations (GAAP financial measure)	$50,284	$44,861	$118,953	$110,177
Less: Net state income tax benefit associated with 100% bonus depreciation	—	3,382	—	11,193

Income from continuing operations before net state income tax benefit associated with 100% bonus depreciation (Non-GAAP financial measure)	$50,284	$41,479	$118,953	$98,984

Income from continuing operations per common share (GAAP financial measure):
Basic	$0.36	$0.32	$0.85	$0.80
Diluted	$0.36	$0.32	$0.85	$0.79
Income from continuing operations per common share before net state income tax benefit associated with 100% bonus depreciation (Non-GAAP financial measure):
Basic	$0.36	$0.30	$0.85	$0.72
Diluted	$0.36	$0.30	$0.85	$0.71
Average common shares outstanding:
Basic	139,676	138,297	139,185	138,081

Diluted	140,487	138,951	139,751	138,625

Aqua America, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands of dollars)

(Unaudited)

	September 30,	December 31,
	2012	2011
Net property, plant and equipment	$3,863,365	$3,530,942
Current assets	230,985	405,358
Regulatory assets and other assets	392,804	412,120

	$4,487,154	$4,348,420

Total equity	$1,314,925	$1,251,817
Long-term debt, excluding current portion	1,519,694	1,395,457
Current portion of long-term debt and loans payable	138,547	188,200
Other current liabilities	176,563	258,618
Deferred credits and other liabilities	1,337,425	1,254,328

	$4,487,154	$4,348,420